UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

SANARA MEDTECH INC.
(Exact name of registrant as specified in its charter)

Texas	001-39678	59-2219994
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1200 Summit Avenue, Suite 414 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 529-2300

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement and Resignation of Principal Executive Officer and Director

On December 22, 2021, Sanara MedTech Inc. (the “Company”) entered into a Retirement Agreement (the “Retirement Agreement”) with J. Michael Carmena, the Company’s Principal Executive Officer, providing for Mr. Carmena’s retirement from the Company. In connection with the Retirement Agreement, Mr. Carmena delivered a letter providing notice of his resignation from his position as Principal Executive Officer of the Company and as a member of the Board of Directors (the “Board”), effective December 31, 2021. Mr. Carmena will continue to be an employee of the Company until January 3, 2022 (the “Retirement Date”). Mr. Carmena’s retirement and resignation is not as a result of any disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

Under the Retirement Agreement, the Company has agreed to pay Mr. Carmena the following separation payments and benefits, subject to his meeting his obligations under the Retirement Agreement: (i) a one-time cash payment of $75,000, to be paid no later than January 15, 2022, (ii) a restricted stock grant consisting of 3,549 shares of the Company’s common stock, which shall vest on the Retirement Date and (iii) accelerate and waive all forfeiture and vesting provisions related to a restricted stock award previously granted to Mr. Carmena under the Company’s Restated 2014 Omnibus Long Term Incentive Plan, as amended, such that 4,017 shares of restricted stock shall vest on the Retirement Date.

Until two years after the Retirement Date, Mr. Carmena agreed to certain non-competition, non-solicitation and non-disparagement covenants.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Appointment of Director

On December 16, 2021, the Board appointed Eric Tanzberger as a director of the Company, effective January 1, 2022 (the “Effective Date”), to fill the vacancy that will result from Mr. Carmena’s retirement.

Mr. Tanzberger has been the Senior Vice President and Chief Financial Officer of Service Corporation International (“SCI”) since in June 2006. Mr. Tanzberger joined SCI in August 1996 and held various management positions prior to being promoted to Corporate Controller in August 2002. He also held the position of Treasurer from 2007 until 2017. Before joining SCI, Mr. Tanzberger served as Assistant Corporate Controller at Kirby Marine Transportation Corp., an inland waterway barge and tanker company. He also served at Coopers and Lybrand LLP. Mr. Tanzberger is also a member of the Executive Committee of the Business Council of New Orleans and also serves on the Board of Directors of New Orleans Medical Mission Services, and Junior Achievement of Southeast Texas. Additionally, he is a member of the Board of Trustees for the United Way of Greater Houston, and the National Funeral Directors Association Funeral Service Foundation. Mr. Tanzberger holds a Bachelor of Business Administration from the University of Notre Dame.

Mr. Tanzberger has been appointed to serve as the chairman of the audit committee of the Board, effective as of the Effective Date. Mr. Tanzberger will be entitled to participate in the Company’s compensation policy for non-employee directors, which the Board currently expects will consist of annual grants of restricted stock having annual vesting restrictions based on compensation generally valued at $90,000 per year.

Item 7.01	Regulation FD Disclosure.

On December 22, 2021, the Company issued a press release announcing the resignation of Mr. Carmena from the Company’s Board and as the Company’s Principal Executive Officer, and the appointment of Mr. Tanzberger to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section. Further, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Retirement Agreement, dated December 22, 2021, between Sanara MedTech Inc. and J. Michael Carmena.
99.1	Press Release, dated December 22, 2021 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanara MedTech Inc.

Date:	December 22, 2021	By:	/s/ Michael D. McNeil
		Name:	Michael D. McNeil
		Title:	Chief Financial Officer